Exhibit 99.2

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	+1 847 943 5678	+1 847 943 5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Calls for

Redemption of 0.625% Notes Due 2022

CHICAGO, IL, March 3, 2022 – Mondelēz International, Inc. (Nasdaq: MDLZ) (“Mondelēz International” or the “Company”) today called for redemption the entire $1,000,000,000 aggregate principal amount of its outstanding 0.625% Notes due 2022 (CUSIP No. 609207 AV7 / ISIN No. US609207AV77) (the “Notes”), which were issued pursuant to the Indenture, dated as of March 6, 2015 (as supplemented and amended from time to time, the “Base Indenture”), by and between the Company and Deutsche Bank Trust Company Americas, as trustee, as supplemented by the Officers’ Certificate of the Company, dated as of July 2, 2020, issued pursuant to Section 301 of the Base Indenture.

The Notes will be redeemed on March 18, 2022 (the “Redemption Date”). The Notes will be redeemed at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes) plus 10 basis points, plus accrued and unpaid interest, if any, thereon to, but excluding, the Redemption Date.

The Company expects to publish the actual redemption prices of the Notes in the investor section of its website (www.mondelezinternational.com/investors) once they have been determined.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2021 net revenues of approximately $29 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “intend” and similar expressions are intended to identify Mondelēz International’s forward-looking statements, including, but not limited to, statements about the redemption of the Notes. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause Mondelēz International’s actual results to differ materially from those indicated in Mondelēz International’s forward-looking statements. Please see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission, including Mondelēz International’s most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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